EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE             Contact:  John W. Conlon
---------------------                       Chief Financial Officer
August 15, 2003                             (740) 373-3155


                   PEOPLES BANCORP DECLARES 5% STOCK DIVIDEND;
                   INCREASES CASH DIVIDEND TO $0.17 PER SHARE
                  --------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) yesterday declared a 5% stock dividend to be issued August 29, 2003, to common shareholders of record on that date. Fractional shares will be paid in cash based on the closing price of Peoples Bancorp's common stock on August 29, 2003.
         Peoples' Board of Directors also increased the quarterly cash dividend to $0.17 per share to be paid on existing and new shares. This represents an effective increase in the cash dividend of 11.6% and will be paid on October 1, 2003, to shareholders of record at September 15, 2003.
"We believe the 5% stock dividend, combined with our long history of consistent cash dividend growth, are effective methods to reach our goals for enhanced shareholder return," commented Robert E. Evans, Chairman and CEO. "The additional stock and cash reward our shareholders for their ongoing support and reflects our positive future outlook."
         At August 7, 2003, Peoples Bancorp had approximately 10,164,000 shares outstanding. Including the 5% stock dividend to be paid on August 29, 2003, Peoples has issued 14 stock splits or dividends since 1981. During this time, Peoples has grown one share of stock to 22 shares and continued raising its cash dividend each year to the current annualized rate of $0.68 per share.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.86 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.



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